Exhibit 23



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
CoActive Marketing Group, Inc.


We hereby consent to incorporation by reference in the registration statements (Nos. 333-02392 and 333-100563 on Form S-8 and Nos. 333-60157 and 333-31934 on
Form S-3) of CoActive Marketing Group Inc. (formerly Inmark Enterprises, Inc.) filed with the Securities and Exchange Commission of our report dated July 13, 2004, except for Note 7 which is as of July 22, 2004, on the consolidated financial statements and schedule of CoActive Marketing Group, Inc. and subsidiaries appearing in the Annual Report on Form 10-K as of and for the year ended March 31, 2004.



/s/ BDO SEIDMAN, LLP
---------------------------
BDO Seidman, LLP

Melville, New York
July 13, 2004, except for Note 7
which is as of July 22, 2004.